EXHIBIT 3.31 ARTICLES OF INCORPORATION, AS AMENDED

                            ARTICLES OF INCORPORATION

                                       OF

                    AMERICAN INTERNET TECHNICAL CENTER, INC.

         The undersigned subscriber to these Articles of Incorporation is a natural person competent to contract and hereby form a Corporation for profit under Chapter 607 of the Florida Statutes.

ARTICLE 1 - NAME

         The name of the Corporation is AMERICAN INTERNET TECHNICAL CENTER, INC., (hereinafter, "Corporation").

                       ARTICLE 2 - PURPOSE OF CORPORATION

         The Corporation shall engage in any activity or business permitted under the laws of the United States and of the State of Florida.


                          ARTICLE 3 - PRINCIPAL OFFICE

         The address of the principal office of this Corporation is 1500 East Atlantic Boulevard, Pompano Beach, Florida 33060 and the mailing address is the same.

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                            ARTICLE 4 - INCORPORATOR

The name and street address of the incorporator of this Corporation is:

                                  Elsie Sanchez
                               343 Almeria Avenue
                           Coral Gables, Florida 33134

                              ARTICLE 5 - OFFICERS

The officers of the Corporation shall be:

President:        J. Bruce Gleason
Vice-President:   Michael D. Umile
Secretary:        Michael D. Umile
Treasurer:        J. Bruce Gleason

 whose addresses shall be the same as the principal office of the Corporation.

                             ARTICLE 6 - DIRECTOR(S)

                  The Director(s) of the Corporation shall be:

                                J. Bruce Gleason
                                Michael D. Umile

  whose addresses shall be the same as the principal office of the Corporation.

                      ARTICLE 7 - CORPORATE CAPITALIZATION

         7.1 The maximum number of shares that this Corporation is authorized to have outstanding at any time is SEVEN THOUSAND FIVE HUNDRED (7,500) shares of common stock, each share having the par value of ONE DOLLAR ($1.00).

         7.2 No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Director(s) may, in authorizing the issuance of shares of stock of any class,


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confer any preemptive  right that the Board of Director(s) may deem advisable in connection with such issuance.

         7.3 The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

         7.4 The Board of Director(s) of the Corporation may, by Restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or term or conditions of redemption of the stock.

                      ARTICLE 8 - SUB-CHAPTER S CORPORATION

         The Corporation may elect to be an S Corporation, as provided in Sub-Chapter S of the Internal Revenue Code of 1986, as amended.

         8.1 The shareholders of this Corporation may elect and, if elected, shall continue such election to be an S Corporation as provided in Sub-Chapter S of the Internal Revenue Code of 1986, as amended, unless the shareholders of the Corporation unanimously agree otherwise in writing.

         8.2 After this Corporation has elected to be an S Corporation, none of the shareholders of this Corporation, without the written consent of all the shareholders of this Corporation shall take any action, or make any transfer or other disposition of the shareholders' shares of stock in the Corporation, which will result in the termination or revocation of such election to be an S Corporation, as provided in Sub chapter S of the Internal Revenue Code of 1986, as amended.

         8.3 Once the Corporation has elected to be an S Corporation, each share of stock issued by this Corporation shall contain the following legend:

"The shares of stock represented by this certificate cannot be transferred if such transfer would void the election of the Corporation to be taxed under Sub-Chapter S of the Internal Revenue Code of 1 986, as amended. "

                 ARTICLE 9 - SHAREHOLDERS' RESTRICTIVE AGREEMENT

         All of the shares of stock of this Corporation may be subject to a Shareholders' Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and transferability of the shares of stock of the Corporation. A copy of the Shareholders' Restrictive Agreement, if any, is on file at the principal office of the Corporation.


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                       ARTICLE 10 - POWERS OF CORPORATION

         The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.

                         ARTICLE 11 - TERM OF EXISTENCE

This Corporation shall have perpetual existence.

                         ARTICLE 12- REGISTERED OWNER(S)

         The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

               ARTICLE 13 - REGISTERED OFFICE AND REGISTERED AGENT

         The initial address of registered office of this Corporation is AmeriLawyer, located at 343 Almeria Avenue, Coral Gables, Florida 33134. The name and address of the registered agent of this Corporation is AmeriLawyer, 343 Almeria Avenue, Coral Gables, Florida 33134.

                               ARTICLE 14- BYLAWS

         The Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

                           ARTICLE 15 - EFFECTIVE DATE

         These Articles of Incorporation shall be effective immediately upon approval of the Secretary of State, State of Florida.

                             ARTICLE 16 - AMENDMENT

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the


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provisions  of any  applicable  statute of the State of Florida,  and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal, acknowledged and filed the foregoing Articles of Incorporation under the laws of the State of Florida, this APR 14,1998

/s/ Elsie Sanchez, Incorporator /s/


                    ACCEPTANCE OF REGISTERED AGENT DESIGNATED
                          IN ARTICLES OF INCORPORATION

         AmeriLawyer, having a business office identical with the registered office of the Corporation name above, and having been designated as the Registered Agent in the above and foregoing Articles of Incorporation, is familiar with and accepts the obligations of the position of Registered Agent under the applicable provisions of the Florida Statutes.

AmeriLawyer

By: /s/ Natalia Utrera, Vice President /s/



               Articles of Amendment to Articles of Incorporation
                                       of
                    American Internet Technical Center, Inc.

         Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation does hereby adopt the following articles of amendment to its Articles of Incorporation:

                                   Witnesseth:
First:   Amendments adopted:

(3)     Section 7.1 is hereby repealed and replaced by the following new Section
        7.1:

         "7.1 The maximum number of shares that this Corporation is authorized to have outstanding at any time is 20,000,000 shares of common stock, each share having a par value of $0.001."

(4)      The current  provisions of Article 6 will be  re-designated  as Section
         6.1 and the following new Section 6.2 is hereby adopted and added to the Corporation's Articles of Incorporation:



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         "6.2     The  Corporation's  Board of Directors  is hereby  authorized, without prior stockholder approval, to amend these Articles of Incorporation, from time to time, in order to:

                  (1) Effect splits or reverse splits of the Corporation's common or preferred stock; increase the amount of authorized capital stock and determine the attributes thereof, provided that such amendment may not detrimentally affect the rights of holders of outstanding capital stock, other than as a result of pro rata dilution;

                  (2) Create a class of preferred stock and designate the attributes of such preferred stock;

                  (3)      Change the name of the Corporation; and,

                  (4) Such other matters as may be otherwise permitted under then applicable laws of the State of Florida."


(5) Articles 5, 8, 14, are hereby repealed and replaced by the following new Articles 5, 8 and 14, adopted and added to the Corporation's Articles of
        Incorporation:

                                   ARTICLE 5
                                 INDEMNIFICATION

                  The Corporation shall indemnify its Officers, Directors and authorized agents for all liabilities incurred directly, indirectly or incidentally to services performed for or at the request of the Corporation, and shall advance funds required for such purposes to the person indemnified, to the fullest extent permitted under Florida law existing now or hereinafter enacted, subject to such contractual conditions or limitations as the Corporation and the indemnified person may have agreed to in a written and subscribed instrument.


                                    ARTICLE 8
                        LIMITATION ON STOCKHOLDER ACTIONS

         In the event that this Corporation at any time has more than three stockholders, none of which owns more than 95% of the Corporation's outstanding common stock of all classes and series, then the following provisions shall be applicable as to all stockholders who own less than 50% of the Corporation's outstanding common stock of all classes and series ("Minority Stockholders"):

         (1) Minority Stockholders shall not have a cause of action against the Corporation's Of ficers, Directors or agents as a result of any action taken, or as a result of their failure


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                  to take any action, unless deprivation of such right is deemed a nullity because, in the specific case, deprivation of a right of action would be impermissibly in conflict with the public policy of the State of Florida.

         (2) No Minority Stockholder may assert a derivative cause of action on behalf of the Corporation, rather, any claims that would give rise to derivative causes of action shall be submitted in writing, specifying the nature of the cause of action and providing all evidence associated with such claim, to a special committee of the Board of Directors comprised of members who do not also serve as officers of the Corporation and are not reasonably involved with the subject cause of action, or if no such directors are serving, to legal counsel designated by the Corporation in which no attorney holds shares of the Corporation's securities, holds any office or position with the Corporation or is related by marriage or through siblings, parents or children to any officer or director of the Corporation, and the decision to litigate, or not to litigate by such special committee or special counsel shall be binding on the Corporation and the submitting Minority Stockholder or Minority Stockholders; unless the foregoing procedure has not been followed within 90 days after completion of the submission by the subject Minority Stockholder.

         (3) The fact that this Article shall be inapplicable in certain circumstances shall not render it inapplicable in any other circumstances and the Courts of the State of Florida are hereby granted the specific authority to restructure this Article, on a case by case basis or generally, as required to most fully give legal effect to its intent.


                                   ARTICLE 14
                             AFFILIATED TRANSACTIONS

                  This Corporation shall not be subject to the restrictions or requirements for affiliated transactions imposed by Sections 607.0901, Florida Statutes, as permitted by the waiver provisions of Section 607.0901(5)(b) thereof."

Second:           The date of each amendment adopted is:      February 10, 1999.


Third:   Adoption of Amendments:

         The amendments were unanimously adopted by the shareholders. The number of votes cast for the amendments were sufficient for approval.





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         IN WITNESS  WHEREOF,  I have  subscribed  my name this 8th day of July,
1999.

Signed, Sealed & Delivered
         In Our Presence

-----------------------------

-----------------------------                    -----------------------------
                                                    J. Bruce Gleason, President


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